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                                                                      EXHIBIT 99

AMERICAN RETIREMENT CORPORATION COMPLETES FREEDOM GROUP TRANSACTION

NASHVILLE, Tenn.-(BUSINESS WIRE)-JULY 16, 1998-American Retirement Corporation (NYSE-ACR-news) today announced that it completed its acquisition of Freedom Group, Inc. and certain entities affiliated with FGI and its chairman ("FGI"), and entered into certain related transactions. The Company now operates 35 senior living communities in 14 states with an aggregate capacity for approximately 11,400 residents. Pursuant to its growth strategy, the Company is also developing and constructing 36 senior living communities and expansion projects at six of its existing communities, which in aggregate will add capacity for 4,300 residents.

The purchase consideration consisted of 1,370,000 shares of common stock and $23.2 million of cash. The cash portion of the purchase price was reduced from $32.6 million to reflect an estimated net working capital deficit of FGI. In addition, the Company paid $1.5 million and $4.0 million, respectively, in connection with the execution of two management agreements and the acquisition of options to purchase two of the FGI communities. the acquisition was accounted for as a purchase.

The FGI communities have an aggregate capacity to accommodate 3,700 residents, of which 2,100 will be managed by the Company and 1,590 owned (although 570 will be managed for an interim period pending receipt of final regulatory approvals). The current stabilized occupancy rate for the FGI communities is 94%. In addition, the Company entered into a development and management agreement for, and acquired an option to purchase, one additional CCRC currently under development, which will have capacity for approximately 410 residents.

Certain statements contained in this press release and related statements by the Company's management (including statements concerning regulatory approvals, pro forma operating and financial data, and the impact of the transaction on the Company's results of operations) constitute forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. The Company's actual results could differ materially from such forward-looking statements, and the Company undertakes not obligation to update such foward-looking information.

American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing, and home health care services.

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Contact:

  American Retirement Corporation, Nashville
  Bill Sheriff, 615/221-2259
  George Hicks, 615/221-2260